Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFLINK COMPANY CONTACT:	SAFLINK PRESS CONTACT:
SAFLINK Corporation	Sterling Communications
Thomas Doggett, Marketing & Comm. Mgr.	Kate Andrejack
(800) 762-9595	(253)-853-5030
tdoggett@saflink.com	kandrejack@sterlingpr.com

SAFLINK® CORP. STOCK RE-LISTED ON NASDAQ SMALLCAP

Company satisfies relisting requirements; trading on NASDAQ effective April 25, 2003

BELLEVUE, WA – (April 28, 2003) – SAFLINK® Corporation (NASDAQ: SFLK), a leading developer, marketer, and integrator of biometric security solutions, announced today that Nasdaq has approved its application for relisting its common stock on the Nasdaq SmallCap Market. SAFLINK’s common stock began trading on the Nasdaq SmallCap Market on Friday, April 25, 2003, under the symbol SFLK. Prior to the relisting, SAFLINK’s common stock was quoted on the Over-the-Counter Bulletin Board under the symbol SFLK.

“We are very pleased that Nasdaq has approved our application to be relisted on the Nasdaq SmallCap Market,” said Glenn Argenbright, President and CEO of SAFLINK. “We are grateful for all the efforts of our dedicated employees who have worked together over the last two years to deliver consistently the results that have made this relisting possible.”

In his recent conference call announcing financial results from 2002, Argenbright highlighted the company’s financial position for this year: “We have restructured our balance sheets. We have no long-term debt and we believe we have sufficient cash to execute our business plan in 2003 and beyond,” said Argenbright.

About SAFLINK

SAFLINK Corporation brings “The Power of Biometric Authentication™” to workstations and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, protect intellectual property, secure information assets, and eliminate passwords.

The Company’s products are designed to provide a number of powerful benefits for customers regardless of the industry they occupy. At the highest level, these are protection, security, and safety for a company’s computer network, facilities, and intellectual property. Specifically, its products are designed to provide increased network security, convenience and productivity, return on investment, and reliable audit capabilities.

For more information, please see the Company’s Web site at www.saflink.com or call 800-762-9595.

NOTE: “SAFLINK” is a registered trademark of SAFLINK Corporation. “The Power of Biometric Authentication” is a trademark of SAFLINK Corporation.

This release contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, including that it may not have sufficient cash to execute its business plan as expected, its ability to execute its business plan in 2003 and beyond, its ability to sell its products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the company’s 424(b)(3) Prospectus filed with the SEC August 16, 2002 as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

PR 03-12